EXHIBIT 10.1

Term Sheet Summary
PetVivo /Technologies Scan Corp.

February 10, 2014

This binding Term Sheet (“Term Sheet”) sets forth a summary of certain proposed terms for a merger of Petvivo, Inc. into the public entity, Technologies Scan Corp (TENP.QB). Following the execution and delivery of this Term Sheet by all parties, the parties intend to negotiate in good faith and enter into a formal merger agreement executed by the Parties on or before February 14, 2014. The merger is to be based in part on the terms set forth herein.

Item	Description
1. Overview
1.1. Participants	PetVivo, Inc. (“PetVivo”) and Technologies Scan Corp.. (“Tech”).
1.2. Business	Agree upon and enter into a formal agreement to merge the private entity, PetVivo, Inc., into the public entity, Technologies Scan Corp.
2. Merger Terms
2.1. Scope of Merger	Tech will grant the right to PetVivo to merge its privately owned entity, which is incorporated in the state of Minnesota, into Tech’s public company, which is incorporated in the state of Nevada.
2.2. Stock Exchange
All stock in both entities will be exchanged relinquished by the shareholders of each entity and exchanged for stock in the remaining public entity. In exchange for PetVivo’s issued stock in their privately owned entity, the remaining public entity will issue an amount of stock equal to Ninety-Four percent (94%) of the total issued stock at the time of merger. Furthermore, in exchange for Tech’s issued stock in their publicly owned entity, the remaining public entity will issue an amount of stock equal to Six percent (6%) of the total issued stock at the time of merger.

2.3. Existing Tech Debt	Prior to completion of the closing of the Merger between Tech and PetVivo, Tech shall satisfy all remaining debts, within 60 days after closing.

Item	Description
2.4. Tech Public Filings	Tech shall complete all past due and/or outstanding public filings prior to merger, wherein all costs and expenses of such filings shall be the responsibility of Tech.
2.5. Merger Documentation and Expenses
Tech shall be responsible for the preparation and submission of all legal, public filing and share conversion documentation (“Merger Documentation”) that is necessary to fully complete the merger of PetVivo into Tech. The remaining entity will be responsible for payment of all expenses associated with said Merger Documentation.

PetVivo, Will be responsible to provide Audited Financials, Since Inception (August 2013).

PetVivo will be responsible to provide all current agreements of Licensing and Option agreements that currently exist with Gel-Del and any other entities.

2.6. Transaction Expenses/Details
Each party will bear its own costs, including fees of such party’s advisors, in connection with this transaction.

Both Tech and PetVivo agree that upon closing of said transaction. The new company and Management, (PetVivo) , will be responsible to File the Super 10K for Nasdaq Uplisting within 75 days of said Qualifications being met.

Both Tech and PetVivo, also agree that, there will not be any Reverse Split of the common stock without a sound written Funding Commitment, in order to meet said Nasdaq Qualifications.

2.7. Finder’s Fees	Tech shall be responsible for all finder’s fees associated with introduction and Merger.

PETVIVO, INC.	TECHNOLOGIES SCAN CORP.

By:	By:

Print Name:	Print Name:

Title:	Title: